Exhibit 4.3

AMENDMENT NO. 1 TO
ADDITIONAL 2014 CONVERTIBLE PROMISSORY NOTE
OF
METASTAT, INC.

THIS AMENDMENT NO. 1 TO ADDITIONAL 2014 CONVERTIBLE PROMISSORY NOTE OF METASTAT, INC. (this “Amendment”), dated as of February __, 2014, is made by MetaStat, Inc., a Nevada corporation (the “Company”), and the undersigned payee (the “Payee” and, together with the Company, are sometimes referred to individually as “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Company issued to the Payee an Additional 2014 Convertible Promissory Note on January 14, 2014 in the principal amount of $[_______] (the “Note”); and

WHEREAS, the Company and the Payee desire to amend certain provisions of the Note, as amended by this Amendment, as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AMENDMENT

1. Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note.

2. Amendment to Note.

(a) Section 4 of the Note is hereby deleted and the following shall be substituted in lieu thereof:

“4.           Seniority and Ranking. This Additional 2014 Note shall rank pari passu to the Company’s currently issued and outstanding (i) convertible promissory notes with an original principal amount of $1,487,000 (the “2013 Notes”) and (ii) convertible promissory notes with an original principal amount of $500,000 (the “2014 Notes”) and senior to the Company’s issued and outstanding equity securities; provided, however, this Additional 2014 Note shall rank pari-passu with respect to the Other Additional 2014 Notes, up to an aggregate principal amount of $1,250,000, inclusive of this Additional 2014 Note.”

3. Ratification.  Except as expressly amended hereby, all of the terms, provisions and conditions of the Note are hereby ratified and confirmed in all respects by each Party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4. Entire Agreement.  This Amendment, the Note and the Additional 2014 Convertible Note and Warrant Purchase Agreement (as amended) constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect thereto.

5. Conflicting Terms.  In the event of any inconsistency or conflict between the Note and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6. Amendments.  No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all Parties hereto.

7. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

8. Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

9. Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Additional 2014 Convertible Promissory Note as of the date set forth above.

COMPANY:

METASTAT, INC.

By:
Name: Oscar L. Bronsther
Title: Chief Executive Officer

PAYEE:

[_________________]
By:
Name:
Title: